AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 29, 1998
                                                      REGISTRATION NO. 333-67101


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------
                                    FORM S-3

                                 AMENDMENT NO. 2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                      PLANET HOLLYWOOD INTERNATIONAL, INC.
             ------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


                DELAWARE                              59-3283783
      ------------------------------            ----------------------
      (State or other jurisdiction of             (I.R.S. Employer
      incorporation or organization)            Identification Number)

          8669 COMMODITY CIRCLE, ORLANDO, FLORIDA 32819, (407) 363-7827
   ---------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

SCOTT E. JOHNSON, ESQ., GENERAL COUNSEL, 8669 COMMODITY CIRCLE ORLANDO, FLORIDA
                              32819, (407) 345-5300
--------------------------------------------------------------------------------
     (Name and address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------
                                    COPY TO:
           BYRD F. MARSHALL, JR.,ESQ., GRAY, HARRIS & ROBINSON, P.A.,
    201 EAST PINE STREET, SUITE 1200, ORLANDO, FLORIDA 32801, (407) 843-8880
                      ------------------------------------

        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                              CALCULATION OF REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF SECURITIES TO   AMOUNT TO BE         PROPOSED MAXIMUM             PROPOSED MAXIMUM           AMOUNT OF
           BE REGISTERED                REGISTERED     OFFERING PRICE PER SHARE (1) AGGREGATE OFFERING PRICE (1) REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
  Class A common stock, $0.01 par       15,699,237              $ 3.96875                 $ 62,306,346.84          $ 17,321.16
               value                      shares
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(c) based on the average of the high and low prices of the Registrant's Common Stock as reported on the New York Stock Exchange on November 9, 1998.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

                 Subject to Completion, dated December 29, 1998

Prospectus

                                     [LOGO]

                      PLANET HOLLYWOOD INTERNATIONAL, INC.
                                15,699,237 Shares
                              Class A Common Stock

CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED ON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         This prospectus relates solely to the offer and sale by a certain stockholder of up to 15,699,237 shares of our Class A common stock. We will not receive any of the proceeds from the sale of the registered shares by the selling stockholder.


         The registered shares consist of 5,699,237 shares of our Class A common stock previously owned by the selling stockholder and 10,000,000 shares of the Class A common stock which the selling stockholder will acquire from Leisure Ventures Pte Ltd., a Singapore corporation.


         The selling stockholder may offer the registered shares for sale through public or private transactions, on or off the New York Stock Exchange, at prevailing market prices, or at privately negotiated prices.


         Our Class A common stock is traded on the NYSE under the symbol "PHL." On December 28, 1998, the closing price for our Class A common stock as reported by the NYSE was $ 2.44 per share.


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDER MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESES SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

               The date of this prospectus is December ___, 1998.

                                   THE COMPANY


         AS USED IN THIS PROSPECTUS, THE TERMS "WE", "US" AND "OUR" REFER TO PLANET HOLLYWOOD INTERNATIONAL, INC. AND ITS CONSOLIDATED SUBSIDIARIES FOR THE PERIOD AFTER JANUARY 1, 1995 AND TO PLANET HOLLYWOOD, INC., PLANET HOLLYWOOD, LTD. AND COMBINED ENTITIES FOR ALL PERIODS BEFORE JANUARY 1, 1995. REFERENCES TO A FISCAL YEAR REFER TO THE YEAR ENDING ON THE SUNDAY CLOSEST TO DECEMBER 31 OF EACH YEAR.


IN GENERAL


         We are a creator and worldwide developer of consumer brands that transcend international barriers and capitalize on the universal appeal of movies, sports and other entertainment-based themes. To date, we have promoted our brands primarily through the operation of theme restaurants, most notably PLANET HOLLYWOOD and the OFFICIAL ALL STAR CAFE. During fiscal 1997, more than 20 million people visited our 53 company-owned and 34 franchised restaurant units located in 29 countries throughout the world. We had revenues and net income of approximately $475.1 million and $8.3 million in fiscal 1997, respectively.

         An important part of our strategy is to promote our brands through the active involvement as stockholders of some of the world's most famous movie stars, including Arnold Schwarzenegger, Sylvester Stallone, Bruce Willis, Demi Moore and Whoopi Goldberg, and sports stars, including Andre Agassi, Wayne Gretzky, Ken Griffey, Jr., Joe Montana, Shaquille O'Neal, Monica Seles and Tiger Woods.

         We are in the process of launching our third major theme concept, a tribute to the world of live music, under the brand name "SOUND REPUBLIC." In June 1998, we announced that we had joined forces with MTV: Music Television, a division of Viacom, Inc., to help promote and develop the SOUND REPUBLIC brand. We expect to initially promote SOUND REPUBLIC through theme restaurants with integrated retail stores. Each of the SOUND REPUBLIC restaurants will feature live performances by a broad range of musical artists, either in a connected club facility or in an integrated stage area within the restaurant itself. Our first unit in Leicester Square in London recently held its grand opening to the public on October 17, 1998.

         Our theme restaurants are characterized by distinctive design features and are generally located at high profile sites or in major tourist markets. Units generally range in size from approximately 12,000 to 36,000 square feet and in seating capacity from 230 to 600 persons, and offer high-quality, popular cuisine, attentive service and an atmosphere of excitement created by combining unique layouts and decor with custom-designed videos and audio soundtracks. Units prominently display celebrity memorabilia and offer merchandise. Sales of merchandise yield higher operating margins than do food and beverage sales and provide additional off-site promotion and retail distribution opportunities for our brands.

         Our strategy is to capitalize on our brand recognition across a wide range of businesses in addition to theme restaurants. Accordingly, we have embarked upon several strategic ventures in movie theaters, lodging, and consumer products. These ventures, which we are generally developing in association with other companies that are leaders in their respective industries, include the following:

       * PLANET MOVIES BY AMC. We have formed a 50/50 joint venture with AMC Entertainment, Inc., one of the nation's leading motion picture exhibitors, that will develop, own and operate a series of multi-screen, movie theater megaplexes under the brand name PLANET MOVIES BY AMC. Each megaplex facility will feature as many as 30 screens and a dramatically designed entertainment center that will include restaurants, including in most facilities a PLANET HOLLYWOOD unit and/or an OFFICIAL ALL STAR CAFE unit, as well as various refreshment and merchandise kiosks. The first PLANET MOVIES BY AMC multi-screen megaplex, which we expect to open in the summer of 1999 near Columbus, Ohio, will occupy approximately 160,000 square feet with total seating capacity for approximately 6,000 persons, and will include an approximately 7,500 square foot PLANET HOLLYWOOD restaurant and a similar size OFFICIAL ALL STAR CAFE restaurant, each with its own merchandise store, and various refreshment kiosks.

       * OFFICIAL ALL STAR HOTEL. In the fall of 1997, we acquired a 20% equity interest in a joint venture with Vornado Realty Trust. The joint venture has acquired the Hotel Pennsylvania, a 20-story, 1,700-room hotel located directly opposite the entrance to New York City's famed Madison Square Garden. While continuing its normal operations, the hotel is intended to be renovated and renamed the OFFICIAL ALL STAR HOTEL. The joint venture expects that the renovated guest rooms and common areas will feature theming that celebrates the world of sports, including memorabilia from our sports celebrity stockholders and other prominent athletes and sports legends. It is expected that the hotel will also contain approximately 400,000 square feet of rentable retail space. In addition to our participation in the hotel's profits through our 20% equity interest in the joint venture, we will receive license fees for the use of the OFFICIAL ALL STAR name and logo.

       * PLANET HOLLYWOOD HOTEL. We have acquired a 20% equity interest in a joint venture with several prominent real estate developers to construct and own a 50-story, 560-room, movie-themed hotel at the intersection of Broadway and 47th Street in New York City's Times Square redevelopment area. The joint venture expects that the new PLANET HOLLYWOOD HOTEL will be characterized by striking, modern decor and will include motion picture memorabilia from our collection. Upon its completion the hotel will also become the site for our new company-owned PLANET HOLLYWOOD flagship restaurant with seating for more than 400 patrons that will replace our existing restaurant on West 57th Street in New York City. In addition to our participation in the hotel's profits through our 20% equity interest in the joint venture, we will receive license fees for the use of the PLANET HOLLYWOOD name and logo.

       * COOL PLANET ICE CREAM. We plan to develop and open COOL PLANET ice cream and dessert units that will feature COOL PLANET ice cream products. The units generally will range in size from 800 to 1,400 square feet, will have counter service and a small table seating area and will feature unique decor derived from the PLANET HOLLYWOOD theme concept. COOL PLANET ice cream will be added to the menu in our PLANET HOLLYWOOD restaurants and is anticipated to be sold in PLANET MOVIES BY AMC megaplexes. During the summer and fall of 1998, we opened our first three COOL PLANET units in Santa Monica, Irvine, and Anaheim, California. In June 1998, we announced that we had entered into an agreement with Host Marriott Services Corporation, the nation's largest travel and entertainment concessionaire, to form a joint venture which will develop up to ten COOL PLANET locations in select airports, travel plazas and mall locations.

OTHER RECENT DEVELOPMENTS

         On March 25, 1998, we issued $250.0 million of our 12% Senior Subordinated Notes due 2005. Interest on the notes is payable semi-annually in arrears on April 1 and October 1 of each year, commencing on October 1, 1998. The documents governing the notes contain certain covenants which, among other things, limit our ability to issue additional debt and stock, pay dividends, and sell assets.

         In July 1998, we announced that we had retained Goldman Sachs & Co. to join Bear Stearns & Co., Inc., who we had retained five months earlier, in connection with a review of our financial and strategic alternatives designed to maximize long-term stockholder value.

         On July 27, 1998, we announced the appointment of William H. Baumhauer to the position of President and Chief Operating Officer. Robert Earl continues as our Chief Executive Officer.

         On September 17, 1998, at a regular meeting of our Board of Directors, the Board increased the number of directors on the Board from 9 to 10, and elected William Baumhauer to fill such vacancy. Mr. Baumhauer will serve as a Class I director and his term will expire in 2000. In addition, the Board expanded our Audit Committee from 4 to 5 members, consisting of Claudio Gonzalez, Michael Montague (new member), Ong Beng Seng, Isadore Sharp and Michael Tarnopol. Finally, the Board elected Robert Earl, Michael Montague (new member) and Isadore Sharp to serve as members of our Compensation Committee.

         Effective November 10, 1998, Keith Barish resigned as our Chairman of the Board of Directors. At a special Board of Directors meeting held on November 10, 1998, the Board elected Robert Earl to serve as our new Chairman. Mr. Barish remains as a member of our Board of Directors.

         In an effort to cut down our general and administrative expenses, in November and December of 1998, we reduced our overhead staff by approximately 70 employees in our corporate offices world-wide.

         Effective December 8, 1998 we amended our existing $65.0 million multi-currency revolving credit facility and $35.0 million LIBOR-based leveraged lease facility with SunTrust Bank, Central Florida, N.A. and other lenders. The revolving credit portion of the old credit facility has been terminated and the credit facility now provides for a $35.0 million LIBOR-based leveraged lease facility and up to $2.0 million coverage under an interest rate swap arrangement which provides hedging against interest rate movements under the leveraged lease facility. Interest rates are variable, with either prime or LIBOR indexes. The credit facility matures on June 30, 1999. Principal payments under the leveraged lease facility are required in the amounts of (a) $10 million by December 8, 1998, (b) $12.5 million by March 31, 1999 and (c) the balance by June 30, 1999. We are also required to commence marketing both our headquarters property and the New York property underlying the leveraged lease and if such properties are sold, the proceeds will be applied as additional principal payments. Our obligations under the credit facility are guaranteed by each of our material subsidiaries and will be secured by a pledge of our stock in our subsidiaries and a mortgage of our executive office building. A copy of the credit facility is filed as an exhibit to the registration statement of which this prospectus is a part. See "Risk Factors - We Are Subject To Restrictive Debt Covenants And There Is A Risk Of Noncompliance" beginning on page 5 for a description of our prior noncompliance with certain financial covenants under the old credit facility.

         We and a subsidiary of Aladdin Gaming Holdings, LLC previously announced an intention to form a joint venture to construct, own and operate a music-themed hotel, casino and entertainment center based on our SOUND REPUBLIC brand in Las Vegas, Nevada. In September 1998, Aladdin announced that it had not yet concluded negotiations with us concerning such project and that it intended to pursue other prospective joint venture partners, however Aladdin did state that it would renew discussions with us if and when it was appropriate. In December 1998, Aladdin informed us that it does not expect to renew such negotiations or pursue the project with us.

                      ------------------------------------

         We are a Delaware corporation and our principal executive offices are located at 8669 Commodity Circle, Orlando, Florida 32819. Our telephone number is (407) 363-7827.

                                  RISK FACTORS

         AN INVESTMENT IN OUR CLASS A COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE INFORMATION SET FORTH BELOW, AS WELL AS OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN OUR CLASS A COMMON STOCK. THE FOLLOWING ARE THE MOST SIGNIFICANT RISK FACTORS THAT WE BELIEVE ARE MATERIAL TO INVESTORS WHO PURCHASE OR OWN OUR CLASS A COMMON STOCK.

         WE HAVE A HIGHLY LEVERAGED POSITION AND POTENTIAL INABILITY TO SERVICE DEBT. As of our third fiscal quarter ended September 27, 1998, our indebtedness totaled approximately $258.9 million. At that date, our stockholders' equity was approximately $327.0 million. Subject to certain restrictions contained in the documents governing the notes, we may incur additional indebtedness from time to time. As a consequence of the indebtedness represented by the notes and indebtedness incurred pursuant to the credit facility:

              /bullet/ a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes,

              /bullet/ our ability to obtain additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited, and

              /bullet/ our flexibility to react to changes in the industry and changing business and economic conditions may be limited.

         Our ability to pay interest on the notes and to satisfy our other debt obligations will depend upon our future operating performance, which may be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control. We currently anticipate that our operating cash flow will be sufficient to meet our operating expenses and to service our debt obligations as they become due. If we are unable to service our indebtedness, we will be forced to adopt one or more other strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. You cannot be sure that any of these strategies could be effected on satisfactory terms, if at all.

         WE HAVE EXPERIENCED INCREASING DECLINES IN "SAME UNIT" REVENUES AND MAY CONTINUE TO EXPERIENCE SUCH DECLINES. We operate in an increasingly competitive environment with numerous competing themed restaurants entering many of our existing markets and, as we continue to expand into smaller markets, revenues of company-owned units have declined on a "same unit" basis:

                                                        APPROXIMATE DECLINE IN
          COMPARABLE PERIOD                             "SAME UNIT" REVENUES
          -----------------                             ----------------------

 Fiscal 1997 to Fiscal 1996                                     11%
 1st Quarter Fiscal 1998 to 1st Quarter Fiscal 1997             13%
 2nd Quarter Fiscal 1998 to 2nd Quarter Fiscal 1997             17%
 3rd Quarter Fiscal 1998 to 3rd Quarter Fiscal 1997             20%

         Although we are undertaking several initiatives to improve our performance, you cannot be sure that these initiatives will be successful and that "same unit" revenues will not continue to decline. In addition, during the initial six to twelve months following its opening, a new unit typically realizes higher revenues than in subsequent periods of operation. The first six months of a unit's operations are not included in the "same unit" analysis.

         In fiscal 1997, 18 of our 53 company-owned units were included in the "same unit" analysis and we expect 26 units to be included in fiscal 1998. Our franchised units have also experienced declines in

"same unit" revenues and you cannot be sure that "same unit" revenues for such units will not continue to decline.

         THE RESTAURANT, RETAIL AND MOTION PICTURE INDUSTRIES ARE EXTREMELY COMPETITIVE. Our ability, or inability, to respond to various competitive factors affecting the restaurant, retail and motion picture industries may have an effect on the market price of our Class A common stock.

         The restaurant and retail merchandising industries are affected by changes in consumer tastes and by international, national, regional and local economic conditions and demographic trends. Discretionary spending priorities, traffic patterns, tourist travel, weather conditions, employee availability and the type, number and location of competing restaurants, among other factors, also directly affect the performance of our units. Changes in any of these factors in the markets where we currently operate units could adversely affect our results of operations. Moreover, the theme restaurant industry is relatively young, is particularly dependent on tourism and has seen the emergence of a number of new competitors. The restaurant and retail merchandising industries are highly competitive based on the type, quality and selection of the food or merchandise offered, price, service, location and other factors. Many well-established companies with greater financial, marketing and other resources and longer operating histories than us compete with us in many markets. In addition, some competitors have design and operating concepts similar to ours. You cannot be sure that we will be able to respond to various competitive factors affecting the restaurant and retail industries.

         The motion picture exhibition industry is affected by a number of factors, including the availability of desirable motion pictures and their performance in the exhibitors' markets. Poor performance of, or disruption in the production of or access to, motion pictures could adversely affect the performance of the PLANET MOVIES BY AMC joint venture. In addition, were the joint venture to experience poor relationships with one or more major motion picture distributors, its business could be adversely affected. The joint venture will be subject to competition with other exhibitors in obtaining films, attracting patrons and securing new theater sites. In addition, the joint venture's theaters will face competition from a number of non-theatrical motion picture delivery systems, such as pay television, pay-per-view and home video systems, and from other forms of entertainment that compete for the public's leisure time and disposable income.

         WE ARE SUBJECT TO RESTRICTIVE DEBT COVENANTS AND THERE IS A RISK OF NONCOMPLIANCE. The credit facility and the documents governing the notes contain a number of customary representations and warranties, affirmative covenants and restrictive covenants that, among other things limit our indebtedness, liens, guarantee obligations, mergers, sales of assets, leases, dividends and other payments in respect of our capital stock, capital expenditures, investments, optional payments and modifications of subordinated and other debt instruments, transactions with affiliates, sale leasebacks and negative pledge arrangements.

         The credit facility contains certain financial covenants including, but not limited to, minimum interest coverage and maximum leverage and customary events of default, including nonpayment of principal, interest or fees, material inaccuracy of representations and warranties, violation of covenants, cross-default, bankruptcy events, material judgements, ERISA, actual or asserted invalidity of collateral documents and a change of control.

         Under the terms of the old credit facility, we were also required to meet certain minimum quarterly net worth, interest coverage and various other financial ratios. As a result of operating losses experienced through the third quarter of fiscal 1998, we were not in compliance with two of the financial covenants as of September 27, 1998. In December 1998, the lenders amended the old credit facility, modified certain financial covenants and waived our violation retroactively to September 27, 1998.

         If we are unable to comply with the covenants of the credit facility (as amended) or the notes, there would be a default under our existing agreements. Such a default, if not waived, would require us to adopt one or more other strategies that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing our indebtedness or seeking additional equity capital. You cannot be sure that we could effect any of these strategies on satisfactory terms, if at all.

         WE HAVE CONTINUING OBLIGATIONS DUE TO OUR PARTICIPATION IN JOINT VENTURES. We have begun, and we intend to continue, investing a substantial portion of the proceeds of our March 1998 $250 million subordinated notes offering in, and will have continuing obligations to, entities that are not wholly owned or controlled by us, including the joint venture vehicles for:

              /bullet/   PLANET MOVIES BY AMC,
              /bullet/   the OFFICIAL ALL STAR HOTEL and
              /bullet/   the PLANET HOLLYWOOD HOTEL.

         In addition, we may incur obligations to third parties under guarantees of indebtedness and other obligations of various joint venture entities. Certain of these entities have incurred and, in the future, may incur indebtedness that contains terms limiting or prohibiting the payment of dividends or distributions to the equity investors in such entities (including us). In addition, because we do not control distributions by these entities, there can be no assurance that, even if funds were available for distribution by these entities, we will receive any distributions from these entities.

         THERE IS A RISK THAT OUR NEW VENTURES WILL NOT SUCCEED OR MAY NOT CONTINUE AS PLANNED. Our new SOUND REPUBLIC concept and our various new strategic ventures are unproven. We cannot assure you that SOUND REPUBLIC or any new strategic venture pursued by us will be successful or that any such strategic venture will contribute to our revenues and cash flow. Our OFFICIAL ALL STAR CAFE theme concept remains in a relatively early stage of development and has not yet met our original expectations. In light of Aladdin's recent announcements regarding the failure to conclude negotiations with us concerning a Las Vegas hotel/casino project, it is very likely that such venture will not be pursued. See "The Company - Other Recent Developments" beginning on page 2 for a description of why such venture will not likely be pursued.

         Furthermore, in connection with Mr. Baumhauer's appointment as our President and Chief Operating Officer, all of our activities and strategic initiatives are being reviewed in connection with an attempt to identify opportunities for cost savings and increased operating efficiencies. You cannot be sure, therefore, that any of our ventures will continue as planned.

         WE HAVE EXPERIENCED STRAINS ON OUR MANAGEMENT BECAUSE OF PAST RAPID GROWTH AND THERE ARE CONTINUED RISKS ASSOCIATED WITH OUR ABILITY TO MANAGE GROWTH. We have experienced substantial growth in a relatively short period of time, including an increase in the number of company-owned and franchised units. This rapid rate of growth has imposed, and our new SOUND REPUBLIC concept and strategic ventures may continue to impose, significant strains on our management. Our failure to adequately manage our growth, or unexpected difficulties encountered during expansion of our activities, could have a material adverse impact on our results of operations and financial condition.

         CURRENCY, POLITICAL AND OTHER RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS COULD NEGATIVELY IMPACT OUR BUSINESS. We may experience adverse results in our foreign operations and you cannot be sure that significant currency fluctuations will not adversely affect our reported results. Our international commercial activities may also be limited or disrupted by the imposition of government controls, unique license requirements, political instability, trade restrictions, changes in tariffs or taxes, regional economic conditions (such as currently in Asia), currency fluctuations and changes, and difficulties in staffing and managing such complexities.

         In fiscal 1997, revenues from foreign units constituted approximately $140.2 million (or 29%) of our total revenues:

         /bullet/ Revenues from company-owned units outside the United States -- approximately 25% of total revenues.

         /bullet/ Royalties and initial franchise fees from foreign franchised units -- approximately 4% of total revenues.

         Foreign operations present risks that are different than those encountered in North America, including potential political, social and economic instability (such as the recent turmoil in Asia and Russia where a total of 14 of our franchised units are located, and the recent bombing of a franchised unit in South Africa). Uncertain economic conditions in certain foreign markets also may adversely affect the operating results of franchised units in those markets as well as the collectibility of receivables from those units.

         In addition, our international operations expose us to fluctuations between the U.S. dollar, which is the reporting currency in our financial statements, and the local currencies in which units outside the United States transact business and on which royalties from franchises located outside the United States are based. We have not historically engaged in any significant hedging activities with respect to our non-U.S. dollar operations.

         FOUR STOCKHOLDERS CONTROL A SUBSTANTIAL AMOUNT OF OUR STOCK AND MAY, THEREFORE, INFLUENCE OUR AFFAIRS. Before and after the closing of the stock purchase agreement, three of our directors and the selling stockholder beneficially own the percentages of the outstanding Class A common stock set forth in the following table. Information concerning the named individuals has been summarized from our most recent proxy statement on file with the SEC, a document which is incorporated by reference into this prospectus. We refer you to such proxy statement for a more detailed description of these stock holdings.



                                                                          APPROXIMATE PERCENTAGE BENEFICIALLY
                                                                           OWNED BEFORE AND AFTER CLOSING OF
                                                                               STOCK PURCHASE AGREEMENT
                                                                          -----------------------------------
PERSON/ENTITY AND POSITION                                                    BEFORE                 AFTER
--------------------------                                                    ------                 -----
Robert Earl - Chief Executive Officer, Chairman of the Board and Director      23%                    23%
Keith Barish - Director                                                        23%                    23%
Ong Beng Seng - Director                                                       23%                    13%
Kingdom Planet Hollywood, Ltd. - the selling stockholder                        6%                    16%

         Accordingly, until there is a substantial decrease in the percentage of the outstanding shares of Class A common stock held by such stockholders, they will continue to have significant influence over our affairs and, if they choose to act together, will be able to elect all the members of our Board of Directors and influence significantly the approval of important corporate transactions and other matters requiring stockholder approval without the approval of minority stockholders.

         THERE IS A RISK THAT DIRECT MERCHANDISE SALES WILL NOT CONTINUE. During the past two fiscal years, we have sold various items of our branded merchandise directly to specialty and other retailers with a worldwide distribution and marketing presence to increase the exposure of our brands to consumers. Direct sales of merchandise have generally been made on an opportunistic basis and you cannot be sure that such direct sales, if any, will continue at historical levels.

         OUR STOCK PRICE COULD BE ADVERSELY AFFECTED BY SALES OF UNREGISTERED SHARES OR OTHER SHARES WHICH ARE ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of previously unregistered shares of our Class A common stock in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for our Class A common stock.

         At November 9, 1998, we had approximately 97,221,632 shares of Class A common stock outstanding. Of the shares of Class A common stock currently outstanding, we estimate that there are approximately 53,000,000 unregistered shares of Class A common stock outstanding, excluding the registered shares, some of which may be freely traded or may be traded under certain volume and other restrictions set forth in Rule 144 promulgated under the Securities Act. In connection with Keith Barish's resignation as Chairman of the Board of Directors, however, we have recently filed with the SEC a registration statement on Form S-3 registering the sale of an additional 10,000,000 shares of Class A common stock currently held by Mr. Barish. Mr. Barish may offer such shares for sale in minimum transactions of 1,000,000 shares only through privately negotiated transactions in accordance with the restrictions set fort in a registration rights agreement between us and Mr. Barish. We refer you to such agreement, which has been filed as an exhibit to our Current Report on Form 8-K dated November 10, 1998 (filed with the SEC on November 12, 1998), and which is incorporated herein by reference.

         We have reserved the following shares of Class A common stock for issuance pursuant to the following stock plans:

           1995 Stock Award and Incentive Plan             7,000,000 shares
           1995 Celebrity Stock Award and Incentive Plan   6,000,000 shares
           Employee Stock Purchase Plan                    2,000,000 shares

         At October 30, 1998, approximately 10,817,288 shares were subject to outstanding options with a weighted average exercise price of approximately $9.29 per share. Since both of the incentive plans have been registered on Form S-8 with the SEC, shares of our Class A common stock issued in conjunction with the incentive plans are generally eligible for sale in the open market.

         We cannot predict what effect, if any, sales of shares of our Class A common stock under Rule 144 or otherwise, or the future availability of such shares for sale, will have on the market price of our Class A common stock.

         OUR BUSINESS HAS BEEN SUBJECT TO FLUCTUATIONS IN QUARTERLY RESULTS AND CONTINUED FLUCTUATIONS COULD NEGATIVELY IMPACT OUR STOCK PRICE. The market price of our Class A common stock could be subject to wide fluctuations in response to quarterly variations in operating results. Revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. As we enter new markets and develop new concepts, quarterly results may fluctuate more significantly. Moreover, as a result of the revenues associated with each new company-owned unit and the recognition of franchise fees, the timing of new unit openings may result in significant fluctuations in quarterly results. In addition, our revenues have generally been seasonal due to the greater number of tourists who patronize our units during the summer and year-end holiday seasons. Although units in certain locations are affected by different seasonal influences, we have historically experienced our strongest operating results from June through August. You cannot be sure, however, that any such trend will continue.

         OUR STOCK PRICE HAS BEEN, AND MAY CONTINUE TO BE, SUBJECT TO LARGE PRICE SWINGS WHICH WE MAY OR MAY NOT BE ABLE TO CONTROL. Companies such as ours, involved in the theme restaurant industry, have experienced substantial price volatility in the market prices of their stock, and such volatility may continue to occur in the future. Additionally, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the market price of our Class A common stock. In addition to such broad market fluctuations, factors such as the following may have a significant effect on the market price of our Class A common stock:

               /bullet/ fluctuations in our operating results, /bullet/ announcements of new ventures or products by us or our competitors,
               /bullet/ the perception by others of our ability to obtain any new financing necessary,
               /bullet/ public perception as to the viability of products developed by us or our competitors,
               /bullet/ changes in analysts' recommendations regarding us, and /bullet/ general market conditions.

         WE HAVE PREVIOUSLY ENTERED INTO TRANSACTIONS WITH RELATED PARTIES WHICH MAY POSE POTENTIAL CONFLICTS OF INTEREST. Certain related party transactions between us and some of our directors and principal stockholders may involve inherent conflicts of interest. In the past, we have entered into business transactions with certain of our principal stockholders, including the selling stockholder, and may continue to enter into such transactions in the future. See "Selling Stockholder" beginning on page 13 for instances where we have entered into related party transactions. We have no current plans to enter into any additional related party transactions and our policy is not to enter into transactions with related persons unless the terms thereof are at least as favorable to us as those that could be obtained from unaffiliated third parties and/or are approved by a majority of our disinterested directors.

         THERE IS A RISK THAT THE VALUE OF OUR TRADEMARKS AND OTHER PROPRIETARY RIGHTS COULD BE DIMINISHED BY IMPROPER USE BY OTHERS. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and proprietary rights. However, the actions taken by us to establish and protect our trademarks and other proprietary rights may be inadequate to prevent imitation of our products by others or to prevent others from claiming violations of their trademarks and proprietary rights by us.

         WE MAY NOT BE ABLE TO RETAIN OUR FOUNDING STOCKHOLDERS AND KEY EXECUTIVES. Our success has depended to a significant extent upon the contributions of two of our founding and principal stockholders:



                                                                    EXPIRATION OF CURRENT TERM
         NAME              POSITION (OTHER THAN STOCKHOLDER)        OF EMPLOYMENT AGREEMENT
         ----              ---------------------------------        -----------------------
         Robert Earl       Chief Executive Officer,                 December 2001
                           Chairman of the Board and Director

         Keith Barish      Director                                 No Current Agreement

Mr. Barish resigned as Chairman of the Board of Directors effective November 10, 1998. Mr. Barish, who will continue as a director, cited the recent addition of William Baumhauer as a timely opportunity for him to step down as Chairman. The Board subsequently elected Robert Earl to serve as our Chairman of the Board of Directors. In connection with his resignation, Mr. Barish terminated his employment agreement with us. You cannot be sure that Mr. Barish will remain as one of our Directors.

         We also believe that our ability to successfully implement our business strategy and operate profitably depends on the continued employment of our senior management team led by William Baumhauer, our President, Chief Operating Officer and a Director. Mr. Baumhauer's employment agreement with us expires in July 2001.

         In the event of any of these individuals' or any of the other senior executives' departure from us, you cannot be sure that we would be able to attract or retain suitable successors. Any such departure could materially adversely affect us. For example, pursuant to certain of our key contractual arrangements, including the lease for the PLANET HOLLYWOOD unit in Orlando, Florida, upon the death, physical or mental incapacitation or retirement of Mr. Earl, we may lose certain of the substantial benefits that have contributed to our success or that are expected to contribute to any of our future growth. We have obtained a $25 million key man life insurance policy covering Mr. Earl, but you cannot be sure that the coverage provided by such policy will be sufficient to compensate us for the loss of Mr. Earl's services. Our future success will depend, in part, on our continuing ability to attract, retain and motivate qualified personnel.

         THE FAILURE OF US, OR ENTITIES THAT DO BUSINESS WITH US, TO BE YEAR 2000 COMPLIANT COULD NEGATIVELY IMPACT OUR BUSINESS. Year 2000 compliance is the ability of computer hardware and software to respond to the problems posed by the fact that computer programs have traditionally been written using two digits rather than four to define the applicable year. As a consequence, unless modified, computer systems will not be able to differentiate between the year 2000 and 1900. Failure to address this problem could result in system failures and the generation of erroneous data. In 1997, we assessed our own year 2000 compliance and, based on such assessment, we expect to upgrade our critical computer systems to make them year 2000 compliant before the end of fiscal 1999 without material expenditures. We may, however, be adversely affected to the extent that other entities that do business with us, particularly credit card processors, are unable to achieve year 2000 compliance on a timely basis.

         WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION WHICH COULD NEGATIVELY IMPACT OUR BUSINESS. The restaurant industry and, to a lesser extent, the retail merchandising industry, are subject to numerous Federal, foreign, state and local government regulations, including those relating to:




           *   the preparation and sale of food       *   the sale of alcoholic beverages
           *   building and zoning requirements       *   sanitation
           *   environmental protection               *   relationships with employees
           *   minimum wage requirements              *   unemployment
           *   overtime                               *   workers' compensation
           *   working and safety conditions          *   citizenship requirements



Any change in the current status of such regulations, including an increase in the minimum wage, employee benefit costs, workers' compensation insurance rates or other costs associated with employees, could substantially increase our compliance and labor costs.

         We may also be subject in certain states to "dram-shop" statutes, which generally provide a person who is injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person.

         OUR CHARTER DOCUMENTS AND DELAWARE LAW MAY INHIBIT A TAKEOVER. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A common stock. Our Restated Certificate of Incorporation and Third Amended and Restated Bylaws contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to:

               /bullet/  a staggered Board of Directors,

               /bullet/ the authorization of the Board of Directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the holders of Class A common stock,

               /bullet/ the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings, and

               /bullet/ the requirement that two-thirds of the stockholders eligible to vote are required to approve any change to the bylaws or certain provisions of the restated certificate.

         In addition, the restated certificate and the bylaws permit special meetings of the stockholders to be called only by our Chief Executive Officer or upon the request of a majority of the Board of Directors, and deny stockholders the ability to call such meetings. Such provisions, as well as the provisions of
Section 203 of the Delaware General Corporation Law (to which we are subject), could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquiror from making a tender offer or otherwise attempting to obtain control of us.

         THE FACT THAT WE DO NOT EXPECT TO PAY DIVIDENDS MAY LEAD TO DECREASED PRICES FOR OUR STOCK. We have never paid cash dividends on our Class A common stock and we do not anticipate paying any cash dividends in the foreseeable future. In addition, the credit facility and the documents governing the notes contain restrictions on our ability to declare and pay cash dividends. Accordingly, any future determination to pay cash dividends would be subject to such restrictions and would be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, therefore, file reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy all of this information at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy statements and information statements and other information regarding issuers, such as us, that file electronically with the SEC. The address of the web site is http://www.sec.gov.

         This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the SEC under the Securities Act of 1933, as amended, omits certain of the information set forth in the registration statement. Accordingly, you should reference the registration statement and its exhibits for further information with respect to us and the securities offered under this prospectus. Copies of the registration statement and its exhibits are on file at the offices of the SEC. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement. You should rely only on the information or representations provided in this prospectus and the registration statement. We have not authorized anyone to provide you with different information.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us (File No. 000-28230) to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we later file with the SEC will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

         (a) Annual Report on Form 10-K for the fiscal year ended December 28, 1997 (filed March 23, 1998), as amended by Form 10-K/A dated April 30, 1998 (filed April 30, 1998);
         (b)   Current Report on Form 8-K dated March 25, 1998 (filed March 26,
               1998);
         (c) Current Reports on Form 8-K dated March 9, 1998 (each filed March 10, 1998);
         (d) Definitive Proxy Statement dated April 20, 1998, filed in connection with our 1998 Annual Meeting of Stockholders (filed April 14, 1998);
         (e) Registration Statement on Form S-4, as amended, dated May 1, 1998 (Registration No. 333- 51655);
         (f) Quarterly Report on Form 10-Q for the quarterly period ended March 29, 1998 (filed on May 13, 1998);
         (g)   Current Report on Form 8-K dated July 27, 1998 (filed on July 30,
               1998);
         (h) Quarterly Report on Form 10-Q for the quarterly period ended June 28, 1998 (filed on August 11, 1998)
         (i) Current Report on Form 8-K dated November 10, 1998 (filed on November 12, 1998);

         (j) Quarterly Report on Form 10-Q for the quarterly period ended September 27, 1998 (filed on November 12, 1998); and

         (k) the description of the Class A common stock which is contained in its Registration Statement on Form 8-A filed on April 17, 1996.

         All reports and other documents we subsequently file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment which indicates that all securities offered under this prospectus have been sold or which deregisters all securities remaining unsold, shall be deemed to be part of this prospectus from the date of the filing of such reports and documents.

         We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated into this prospectus by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). You should direct such requests to General Counsel, Planet Hollywood International, Inc., 8669 Commodity Circle, Orlando, Florida 32819,
(407) 345-5300.

                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our statements of plans, intentions and objectives and statements of future economic performance contained in this prospectus should be deemed to be forward-looking statements. Statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "anticipated," or "anticipates" are considered to contain uncertainty and are forward-looking statements.

         Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from what is currently anticipated. Cautionary statements are made in certain sections of this prospectus, including under "Risk Factors." These cautionary statements should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus, the materials referred to in this prospectus or the materials incorporated by reference into this prospectus.

         You are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on any forward-looking statement.




                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the registered shares offered hereby nor will such proceeds be available for our use or benefit. All proceeds from the sale of the registered shares will be for the account of the selling stockholder.

                               SELLING STOCKHOLDER

         The selling stockholder under this prospectus is Kingdom Planet Hollywood, Ltd., an exempted company incorporated in the Cayman Islands with limited liability.


         The shares covered by this prospectus include 5,699,237 shares previously acquired by the selling stockholder in private transactions with us, in private transactions not with us, and in transactions on the open market, and 10,000,000 shares which are being acquired by the selling stockholder from

Leisure, pursuant to a stock purchase agreement dated August 17, 1998, at a price of $4.50 per share. The closing of the stock purchase agreement is contingent upon certain events, including (i) the expiration or earlier termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the registration statement, of which this prospectus is a part, being declared effective by the Securities and Exchange Commission. The offer and sale by Leisure of the purchased shares to the selling stockholder pursuant to the stock purchase agreement is being made in a transaction exempt from the registration requirements of the Securities Act. Pursuant to the stock purchase agreement, the selling stockholder has represented, among other things, that it:

         /bullet/ is acquiring the purchased shares solely for its own account, for investment purposes and with no view toward resale or other distribution within the meaning of the Securities Act, and

         /bullet/ that the purchased shares will not be offered for sale or otherwise transferred unless they have been registered or qualify for an exemption from registration under the Securities Act.

         We have determined that it is in our best interests to prepare and file a registration statement, of which this prospectus is a part, relating to the sale of the registered shares by the selling stockholder. Pursuant to the stock purchase agreement and a registration rights agreement (both of which are filed as exhibits to this prospectus), the expenses associated with such registration will generally be paid as follows:



          EXPENSES ASSOCIATED WITH:                                     TO BE PAID BY:
          -------------------------                                     --------------
          Registration of previously owned shares                       selling stockholder
          Registration of purchased shares                              Leisure
          Selling expenses (including underwriting discounts and        selling stockholder
          commissions and brokerage commissions and fees)


         In addition to its ownership of the registered shares, the selling stockholder has had a material relationship with us within the past three years. In March 1997, we entered into a master franchise agreement with the selling stockholder which, as amended, allows the selling stockholder to develop 38 or more PLANET HOLLYWOOD units in a total of 23 countries throughout the Middle East and Europe. To date, the selling stockholder has paid us approximately $9.5 million for seven franchised locations (in which we have no ownership interest) and has options for additional units throughout the Middle East and Europe. Additional franchise fees are also payable under the master franchise agreement.

         In March 1997, the selling stockholder also purchased 1,087,000 shares of Class A common stock directly from us for approximately $19.6 million, and purchased approximately $3 million of merchandise from us. The selling stockholder has also entered into certain other transactions with us relating to the formation and operation of three corporations to be owned equally by the selling stockholder and us. Those corporations will own and operate PLANET HOLLYWOOD units in Tokyo, Japan and Zurich, Switzerland and an OFFICIAL ALL STAR CAFE unit in London, England, and those corporations and the selling stockholder will have certain rights to additional restaurants in those countries. In addition, the selling stockholder has provided those corporations approximately $4.25 million which has been paid as fees to us. Each such corporation will enter into a management agreement with us pursuant to which we will manage each of the aforementioned units for a fee.

         We have also recently entered into transactions with the selling stockholder which grant the selling stockholder the right to develop a number of OFFICIAL ALL STAR CAFE and SOUND REPUBLIC units in 23 countries throughout the Middle East and Europe. In order to induce the selling stockholder to expeditiously develop OFFICIAL ALL STAR CAFE and SOUND REPUBLIC units in those countries, we have agreed to waive the initial franchise fees for such units, as well as the initial franchise fees payable by the selling stockholder for a number of PLANET HOLLYWOOD units which the selling stockholder has the right to develop pursuant to the Planet Hollywood master franchise agreement described above.

         The following table sets forth the name of the selling stockholder, the total number of shares of Class A common stock beneficially owned by the selling stockholder after the closing of the stock purchase agreement and the number of registered shares which may be offered pursuant to this prospectus. This information is based upon information provided by the selling stockholder. The registered shares are being registered to permit public secondary trading of the registered shares (other than by our affiliates), and the selling stockholder may offer the registered shares for sale from time to time.

                                            TOTAL NUMBER OF SHARES OF
                                               CLASS A COMMON STOCK                                    OWNERSHIP AFTER
                                            OWNED BEFORE OFFERING (1)                                    OFFERING (3)
                NAME OF                     ------------------------            NUMBER OF              ---------------
           SELLING STOCKHOLDER             NUMBER OF                          SHARES BEING        NUMBER OF
           -------------------              SHARES         PERCENT (2)          OFFERED            SHARES          PERCENT(2)
                                           ---------       -----------        ------------       ----------       ----------
Kingdom Planet Hollywood, Ltd.              15,699,237         16.1%           15,699,237             0               0%

(1) The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Such number gives effect to the closing of the stock purchase agreement.
(2) Percent of total shares of Class A common stock outstanding as of November 9, 1998.
(3) It is unknown if, when or in what amounts the selling stockholder may offer registered shares for sale pursuant to this offering. Because the selling stockholder may offer all or some of the registered shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the registered shares that will be held by the selling stockholder after the closing of the stock purchase agreement, no estimate can be given as to the amount of registered shares that will be held by the selling stockholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the registered shares offered hereby will be held by the selling stockholder.

                              PLAN OF DISTRIBUTION

         The registered shares offered hereby for sale may be offered by the selling stockholder or by pledgees, donees, transferees or other successors in interest that receive the registered shares as a gift, partnership distribution or other non-sale related transfer. The registered shares may be sold by the selling stockholder, or its successors in interest, from time to time in transactions on the New York Stock Exchange, in the over-the-counter market, in privately negotiated transactions, in underwritten transactions, through the writing of options on the registered shares or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of the sale, at prices related to prevailing market prices or at negotiated prices.

         The registered shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholder or from purchasers of the registered shares for whom they may acts as agents, and underwriters may sell the registered shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of the registered shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof.

          The selling stockholder and any underwriters, dealers or agents participating in the distribution of the registered shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the registered shares by the selling stockholder and any commissions received by any such broker-dealers may be deemed to be underwriting commissions under the Securities Act.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the registered shares may not simultaneously engage in market making activities with respect to the Class A common stock for a period of two business days before the commencement of such distribution. In addition and without limiting the foregoing, the selling stockholder will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of Class A common stock by the selling stockholder.

         Any or all of the sales or other transactions involving the registered shares described above, whether effected by the selling stockholder, any broker-dealer or others, may be made pursuant to this prospectus. In addition, any registered shares that qualify for sale pursuant to Rule l44 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

         In order to comply with the securities laws of certain states, if applicable, the registered shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the registered shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         The purchased shares were sold by Leisure to the selling stockholder in a transaction exempt from the registration requirements of the Securities Act. In accordance with a Registration Rights Agreement between us, the Selling Stockholder and Leisure dated October 30, 1998, we have agreed to register the sale of the registered shares under the Securities Act. Both we and the selling stockholder have agreed to indemnify and hold each other harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling stockholder of the registered shares.

                                  LEGAL MATTERS

         The validity of the registered shares offered hereby and certain other legal matters will be passed upon for us by Gray, Harris & Robinson, P.A., Orlando, Florida. As of the date hereof, attorneys with Gray, Harris & Robinson, P.A. who have worked on substantive matters for us own less than 20,000 shares of Class A common stock.

                                     EXPERTS

         The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K, as amended, of Planet Hollywood International, Inc. for the year ended December 28, 1997 and the Planet Hollywood International, Inc. Registration Statement on Form S-4, as amended, dated May 1, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by us, the selling stockholder or by any other person. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered shares offered hereby, nor does it constitute an offer to sell or a solicitation of an offer to buy any of the registered shares offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any date after the date hereof.





                                ----------------


                                TABLE OF CONTENTS

The Company.......................................................1

Risk Factors......................................................4

Where You Can Find More
Information......................................................12

Incorporation of Certain Documents
By Reference.....................................................12

Note Regarding Forward-Looking
Statements.......................................................13

Use of Proceeds..................................................13

Selling Stockholder..............................................13

Plan of Distribution.............................................15

Legal Matters....................................................17

Experts..........................................................17


                                15,699,237 SHARES

                                     [LOGO]

                              CLASS A COMMON STOCK



                               -------------------
                                   PROSPECTUS
                               -------------------




                                DECEMBER __, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses payable by Leisure and the selling stockholder in connection with the sale of Class A common stock being registered. Any such costs paid by the Company will be reimbursed by Leisure or the selling stockholder. All of the amounts shown are estimates except the registration fee.

SEC Registration Fee........................................... $   17,321
Accounting fees and expenses...................................     21,000
Legal fees and expenses........................................    150,000
Printing and engraving expenses................................      2,500
Miscellaneous fees and expenses................................      2,000
                                                                ----------
                 Total......................................... $  192,821
                                                                ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


         Pursuant to Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), the bylaws of the Company provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees inclusive of any appeal), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such claim, action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct unlawful.

         Pursuant to Section 145 of the DGCL, the bylaws further provide that the Company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, partner, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees inclusive of any appeal) actually and reasonably incurred by him in connection with the defense or settlement of such claim, action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless and only to the extent that a court of competent jurisdiction in which such claim, action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

         Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him in any such capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under Section 145.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

EXHIBIT NUMBER               EXHIBIT DESCRIPTION
--------------               -------------------

3.1 *       Restated Certificate of Incorporation of the Registrant

3.2 **      Third Amended and Restated Bylaws of the Registrant


4.1** First Amendment to Amended and Restated Revolving Credit Agreement, dated as of December 8, 1998, among the Registrant, SunTrust Bank and certain other banks (the "credit facility")


5.1**       Opinion of Gray, Harris & Robinson, P.A.

10.1**      Stock Purchase Agreement

10.2**      Registration Rights Agreement

23.1***     Consent of PricewaterhouseCoopers LLP

23.2**      Consent of Gray, Harris & Robinson, P.A. (included in Exhibit 5.1)


24.1**      Powers of Attorney


* Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333- 01490)
**   Previously filed
***  Filed herewith

ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement. For purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. The undersigned Registrant further undertakes to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida on this 29th day of December, 1998.


PLANET HOLLYWOOD INTERNATIONAL, INC.
Registrant


By: /s/ ROBERT EARL                                    Date: December 29, 1998
    -----------------------
    Robert Earl
    Chief Executive Officer

By: /s/ THOMAS AVALLONE                                Date: December 29, 1998
    -----------------------
    Thomas Avallone
    Chief Financial Officer (and Principal Accounting Officer)


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


SIGNATURE                              CAPACITY                                          DATE
---------                              --------                                          ----

/s/ ROBERT EARL                     Chairman of the Board of Directors and           December 29, 1998
------------------------            Chief Executive Officer
Robert Earl

/s/ THOMAS AVALLONE                 Director, Executive Vice President and           December 29, 1998
------------------------            Chief Financial Officer
Thomas Avallone

/s/ WILLIAM H. BAUMHAUER           Director, President and Chief Operating           December 29, 1998
------------------------           Officer
William H. Baumhauer

          *                        Director                                          December 29, 1998
-----------------------
Keith Barish

         *                          Director                December 29, 1998
--------------------------
Claudio Gonzalez

         *                          Director                December 29, 1998
--------------------------
Mark McCormack

         *                          Director                December 29, 1998
--------------------------
Michael Montague

         *                          Director                December 29, 1998
--------------------------
Ong Beng Seng

         *                          Director                December 29, 1998
--------------------------
Isadore Sharp

         *                          Director                December 29, 1998
--------------------------
Michael Tarnopol


 ---------------------
* The undersigned, by signing his name hereto, does hereby sign this registration statement or amendment thereto on behalf of the above indicated directors and officers of Planet Hollywood International, Inc. pursuant to powers of attorney executed on behalf of each such director and officer.

                                       By:  /s/ THOMAS AVALLONE
                                            ----------------------
                                                Thomas Avallone
                                                ATTORNEY-IN-FACT

                                INDEX TO EXHIBITS

EXHIBIT NUMBER                 EXHIBIT DESCRIPTION
--------------                 -------------------

3.1 *       Restated Certificate of Incorporation of the Registrant

3.2 **      Third Amended and Restated Bylaws of the Registrant


4.1** First Amendment to Amended and Restated Revolving Credit Agreement, dated as of December 8, 1998, among the Registrant, SunTrust Bank and certain other banks (the "credit facility")


5.1**       Opinion of Gray, Harris & Robinson, P.A.

10.1**      Stock Purchase Agreement

10.2**      Registration Rights Agreement

23.1***     Consent of PricewaterhouseCoopers LLP

23.2**      Consent of Gray, Harris & Robinson, P.A. (included in Exhibit 5.1)


24.1**      Powers of Attorney


* Incorporated by reference to the exhibits with the corresponding exhibit numbers in the Registration Statement on Form S-1 previously filed by the Registrant (Registration No. 333- 01490)
**   Previously filed
***  Filed herewith